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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

July 26, 2002
Date of Report (Date of earliest event reported)

Weider Nutrition International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-12929	87-0563574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2002 South 5070 West Salt Lake City, Utah		84104-4726
(Address of principal executive offices)		(Zip Code)

(801) 975-5000
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

        On July 26, 2002, Weider Nutrition International, Inc., a Delaware corporation ("Weider"), announced the sale of substantially all the assets and certain associated liabilities relating to its American Body Building™ and Science Foods® brands to American Body Building Products, L.L.C., a wholly-owned subsidiary of Optimum Nutrition, Inc. ("Purchaser"), a privately held company. The final sales price will be based on a closing statement of acquired assets and assumed liabilities, and will include approximately $5.65 million cash and the assumption of an approximate $250,000 mortgage on the accompanying beverage facility in South Carolina. The sale was consummated pursuant to the terms of an Asset Purchase Agreement dated as of July 26, 2002, by and between Purchaser and Weider Nutrition Group, Inc., a Utah corporation ("WNG") and wholly-owned subsidiary of Weider, and a Real Estate Agreement dated as of July 26, 2002, by and between WNG and Purchaser.

        A copy of the press release announcing the transaction referred to above is attached hereto as Exhibit 99.1 and the foregoing description is qualified in its entirety by reference to the full text of the Asset Purchase Agreement and the Real Estate Agreement which are attached hereto as Exhibits 99.2 and 99.3.

Item 7. Exhibits.

        See the Exhibit index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIDER NUTRITION INTERNATIONAL, INC.
By:	/s/ JOSEPH W. BATY
Name:	Joseph W. Baty
Title:	Executive Vice President and Chief Financial Officer

Date: August 5, 2002

EXHIBIT INDEX

        The following exhibits are filed with the Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press release dated July 26, 2002
99.2	Asset Purchase Agreement dated as of July 26, 2002, by and between American Body Building Products, L.L.C., an Illinois limited liability company, and Weider Nutrition Group, Inc., a Utah corporation
99.3	Real Estate Agreement dated as of July 26, 2002, by and between American Body Building Products, L.L.C., an Illinois limited liability company, and Weider Nutrition Group, Inc., a Utah corporation

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  Item 5. Other Events
  Item 7. Exhibits.
SIGNATURES
EXHIBIT INDEX